EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of February 24, 1997, by and between PHP Healthcare Corporation, a Delaware corporation (the "Company"), and Charles H. Robbins, an individual residing at 7720 Carlton Place, McLean, Virginia (the "Employee").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of March 1, 1992 (the "Old
Employment Agreement");

     WHEREAS, the Company and the Employee desire to set forth the terms and conditions of a change in status of the Employee;

     WHEREAS, the Company recognizes that the Employee has special skills, knowledge and expertise essential to the Company;

     WHEREAS, the Company desires to continue to utilize the Employee's special skills, knowledge and expertise, and Employee desires to continue to assist the Company by making such skill, knowledge and expertise available to the Company; and

     WHEREAS, the Company and the Employee wish to address certain matters arising out of the Employee's ownership of a significant portion of the Company's common stock (the "Common Stock") and a significant number of options to purchase Common Stock.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements and covenants contained herein, the parties hereto agree as follows:

     Section 1.     Termination of Old Employment Agreement; New
Employment.

          1.01 Employment. As of January 31, 1997, the Employee shall cease to be Chairman (and member) of the Board of Directors and an executive officer of the Company and shall become a non-executive employee of the Company in accordance with this Section
1.  The Old Employment Agreement is hereby terminated.

          1.02 Employment Term. The term for which the Employee agrees to provide services and the Company agrees to pay for such services under this Agreement (the "Employment Term" or the "Term") shall be for a period beginning as of January 31, 1997 (the "Effective Date"), and ending on January 31, 1998 (the "Termination Date"), unless earlier terminated as provided herein.

          1.03 Employment Obligations. The Employee shall provide such advice, counseling, and other planning services to the Company's management in respect of its government contracts business, commercial operations, and prospects as reasonably requested from time to time by the President of the Company (the "Duties"); provided, however, that the Employee shall not be required to submit any written reports. The Employee shall not be based at the Company's executive offices in Reston, Virginia and shall work instead at such office location as the Employee designates to the Company.

          1.04 Part Time Employment. The Employee shall be available to perform the Duties for up to twenty (20) hours per month, upon reasonable notice, and at mutually agreeable times and places. Subject to the foregoing and Section 7 hereof, the Employee may (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal investments; and (iv) engage in any business, including, but not limited to, a full-time employment or consulting position.

     Section 2.     Payments to the Employee and to the Company

          2.01 Payment to the Employee. In consideration for the Employee's promises, agreements, and covenants contained herein, and in lieu of any payment or claims that the Employee may have with respect to (i) the Old Employment Agreement, (ii) any formal and/or informal severance policy of the Company, and (iii) any other right to receive payment from the Company related to his former employment as Chairman, the Company agrees to the following:

               (a)  One-time cash payment of Two Million Dollars
($2,000,000.00), such payment to be made on or before February
24, 1997.

               (b)  Assignment to Employee or his designee,
subject to the Company's retention of the cash surrender value net of any loans, the rights under each of the life insurance policies listed on Schedule 2.01(b).

          2.02 Repurchase of Common Stock. The Company hereby grants to the Employee the right to require the Company to purchase up to 200,000 shares of the Employee's Common Stock (the "Put Right"). The Put Right shall expire on April 30, 1997. In consideration for the Employee's covenants in Section 3 and the deliverance by Employee of up to 200,000 shares of the Company's Common Stock to the Company, the Company agrees to purchase such shares from the Employee, upon the exercise of the Employee of the Put Right, at any time before April 30, 1997. The purchase price per share for such shares shall be the average closing price (as reported in the Wall Street Journal) of the Common Stock of the Company on the New York Stock Exchange for 5 trading days ending on the date preceding the date on which the Company receives notice from the Employee that the Employee is exercising the Put Right and the number of shares to be included in the Put Right (the "Notice Date"). The closing of such purchase and sale shall occur within 5 business days of the Notice Date. Employee hereby represents and covenants that the Employee shall convey such shares free and clear of any liens and encumbrances.

          2.03 Payment for Noncompetition Agreement. In consideration for the Employee's covenants set forth in Section 7 hereof, the Company agrees to pay the Employee $275,000, such payment to be made upon the execution of this Agreement.

          2.04 Salary and Benefits.

               (a) In consideration of the performance by the Employee of Employee's Duties during the Employment Term, the
Company will pay to the Employee during the Employment Term a salary of $25,000 per annum (the "Salary").

               (b) The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect and subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.

               (c) The Employee and his wife shall be entitled to continue during the Employment Term to participate at the Company's expense in any Employee health and dental benefit plan of the Company then in effect that the Company provided for the Employee as of the date hereof.

               (d) The Employee shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder, including, without limitation, expenses for meals, transportation and lodging incurred by reason of Employee's travel directly related to the performance of his duties hereunder.

               (e) During the Term, the Employee shall receive, as and when invoiced, an allowance of $75,000 to maintain an office to perform his obligations hereunder.

          2.05 Withholding. The Company shall have the right to deduct from any amounts payable under this Agreement or otherwise any taxes or other amounts required by law to be withheld. Subject to the Company's rights in the preceding sentence, Employee shall be solely responsible for income taxes imposed on the Employee by reason of any cash or non-cash compensation and benefits provided hereunder.

          2.06 Repayment of Loans.

               (a) Employee agrees to apply the appropriate portion of the proceeds from any exercise of the Put Right pursuant to Section 2.02 to repay in full to the Company (x) $1,561,706.73, representing the total principal and accrued interest as of the date hereof on Employee's indebtedness to the Company under the Company's Senior Executive Loan Program, (y) $744,547.00, representing the total net premiums in excess of cash surrender value paid by the Company on split dollar life insurance policies for the Executive (policies 2579829, 2660271, 5420954, 5421447 and 2668340 on Schedule 2.01(b) (the "Insurance
Loan")) and (z) any interest on the amounts stated in clauses (x) and (y) above that accrues after the Effective Date until such amounts are paid in full (the "Interest") ((x), (y) and (z) collectively, the "Debt"). Any proceeds for the Put Right in excess of the amount of the Debt shall be promptly paid to the Employee.

               (b) In the event that Employee does not exercise the Put Right pursuant to Section 2.02, the Employee hereby covenants and agrees that he will satisfy the Debt and the Interest in full in cash no later than April 30, 1997.

               (c) Upon complete satisfaction of the Debt and the Interest, the Company shall release any and all liens that it holds with respect to any of the Company's Common Stock owned by Employee.

     Section 3.     Other Covenants with Respect to Securities.

          3.01 Acquisitions, Dispositions and Other Activities. Until the Standstill Termination Date (as hereinafter defined), Employee and his wife, Ellen Robbins (collectively, the "Restricted Persons") shall not, and shall not through their Affiliates and associates, directly or indirectly, unless specifically requested in writing in advance by the Company which request shall be duly authorized by the Board of Directors of the Company and which request shall be accompanied by evidence of such authorization (it being understood that Restricted Persons shall not, and shall not through their Affiliates and associates, seek to have the Company or any of the Company's officers, directors, representatives, trustees, employees, attorneys, advisors, agents, Affiliates or associates make any such request):

                    (A)  acquire or seek to acquire, by purchase
or otherwise, ownership, including, Beneficial Ownership, of (i) any Securities or (ii) any of the assets or businesses of the Company, or direct or indirect rights or options to acquire such ownership (other than the Common Stock underlying the options currently owned by the Employee under the Company's 1986 stock option plan);

                    (B) offer, seek or propose to enter into any transaction of merger, consolidation, sale of substantial assets or any other business combination involving the Company or any of its Affiliates, whether or not any parties other than Restricted Persons and their Affiliates and associates are involved;

                    (C)  make, or in any way participate,
directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting Securities of the Company or any of its Affiliates ("Voting Securities");

                    (D)  initiate or propose any stockholder
proposals for submission to a vote of stockholders with respect to the Company or any of its Affiliates, or propose any person for election to the Board of Directors of the Company or any of its Affiliates, or propose the removal of any member of the Board of Directors of the Company or any of its Affiliates;

                    (E) otherwise seek to control the management or policies of the Company or any of its Affiliates, including, without limitation, taking any action to seek to obtain representation on the Board of Directors of the Company or any of its Affiliates (excluding his discussions in the ordinary course with senior management of the Company);

                    (F)  oppose, through any public means, any
duly authorized action or recommendation of the Board of Directors of the Company;

                    (G)  grant any proxy with respect to any
Voting Securities to any person not designated by the Company;

                    (H)  deposit any Voting Securities in a
voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities or other agreement having similar effect;

                    (I)  form, join or in any way intentionally
participate in a "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) to take any actions otherwise prohibited by this Section
3.01 or Section 3.04;

                    (J)  enter into any discussions,
negotiations, arrangements or understandings with any third party with respect to any provision of this Section 3.01 or Section
3.04; or

               (K) make any public announcement with respect to any prohibited act under this Section 3.01 or Section 3.04
(except as required by law).

     For the purposes of this Agreement, the "Standstill
Termination Date" shall mean the earlier of (i) January 31, 1999 or (ii) the date upon which there is a Change in Control (as hereinafter defined).

     For purposes of this Section 3, a "Change in Control" shall mean:

               (A) An acquisition (other than directly from the Company) of any voting securities of the Company by any "Person" (as the term "Person" is used for the purposes of Section 13(d) or Section 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. The term "Person" for purposes of this
Section 3.01(A) shall not include the Employee or his Affiliates. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or trust forming part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) the Company or any Subsidiary, or (iii) any Person in connection with (x) a "Non-Control Transaction" as hereinafter defined) or (y) a transaction approved by the Incumbent Board of Directors of the Company (as defined below) to a Person which has Beneficial Ownership of less than 50% of the Voting Securities of the Company after the consummation of such transaction;

               (B) The individuals who, as of February 1, 1997, are members of the Boards of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

                    (C)  Approval by stockholders of the Company
of:

                    (1)  A merger, consolidation or
reorganization involving the Company, unless

                         (a)  the stockholders of the Company
immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds (66-2/3%) of the combined voting power of the outstanding voting securities of the corporation resulting from merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganizations;

                         (b)  the individuals who were members of
the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; and

                         (c)  no Person (other than the Company
or any Company Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary of the Company or the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities, and

                         (d)  a transaction described in clauses
(a) through (c) shall herein be referred to as a "Non-Control
Transaction";

                    (2) A complete liquidation or dissolution of the Company; or

                    (3)  An agreement for the sale or other
disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Company
Subsidiary).

          3.02 Voting of Common Stock. Until the Standstill Termination Date, the Restricted Persons agree that in all matters requiring a vote by the holders of the Common Stock during the Term, the Restricted Persons will take such action as may be required so that all shares of Common Stock Beneficially Owned by them are voted, at their option, either (i) in accordance with the recommendation of the Board of Directors of the Company or (ii) pro rata in the same manner and proportion that votes of the stockholders of the Company (other than the Restricted Persons) have been cast. The Restricted Persons will take all such action as is necessary during the Term to ensure that they shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all Voting Securities Beneficially Owned by the Restricted Persons shall be counted for purposes of determining the presence of a quorum at such meeting.

          3.03 Restrictions on Transfer. Prior to November 1, 1997, the Restricted Persons shall not, directly or indirectly, sell, lend, transfer or otherwise dispose of, offer to sell, lend, transfer or otherwise dispose of or agree to sell, lend, transfer or otherwise dispose of more than 200,000 shares of Common Stock they own (in addition to any Common Stock sold to the Company pursuant to the Put Right); provided, however, that Restricted Persons may sell, lend, transfer or otherwise dispose of such Common Stock of the Company in the event of (i) a Change in Control (as defined above), (ii) an underwriting of at least one million five hundred thousand (1,500,000) shares of the Common Stock in which Restricted Persons are permitted to participate pursuant to the terms of the Registration Rights Agreement between Restricted Persons and the Company dated as of February 24, 1997 or (iii) pursuant to a bona fide pledge of or the granting of a security interest or any other lien or encumbrance in such shares of Common Stock to a recognized institutional lender to secure a bona fide loan. Until the Standstill Termination Date, the Restricted Persons shall not, directly or indirectly, sell, lend, transfer or otherwise dispose of any of their shares of Common Stock of the Company (or agree to do so) to any person which, to their knowledge and after taking into account such sale, would Beneficially Own more than one percent (1%) of the Company's Common Stock. The parties agree that the three children of Charles and Ellen Robbins (and any trust created on their behalf prior to January 31, 1997) are excluded from the restrictions in this Section 3.03.

          3.04 Dispositions. In order to assist the Employee in disposing of his Securities in accordance with applicable law consistent with the undertakings set forth in Section 3.01, the Company shall simultaneously herewith enter into a Registration Rights Agreement with the Employee in the form attached hereto as
Exhibit 3.04.

     Section 4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          (a)  Expiration of the Employment Term;

          (b) At the election of the Company by action of the Board of Directors, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4(b), Cause for termination shall be deemed to exist only if the Employee (i) is convicted of a felony by a court of competent jurisdiction in a matter relating to the performance of his Duties hereunder or (ii) is adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of his duties to the Company and such adjudication is no longer subject to direct appeal; or

          (c) Death or disability of the Employee. As used in this Agreement, the term "Disability" shall mean the inability of the Employee, due to a physical or mental condition, for a period of six (6) consecutive months, to perform the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company, which physician's determination as to disability shall be made within ten days of the request therefor and shall be binding on all parties; provided, however, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, which third physician's determination as to Disability shall be binding on all parties.

     Section 5.     Effect of Termination.

          5.01 Termination for Cause. In the event the Employee's employment is terminated for Cause pursuant to Section 4(b), the Company shall pay to the Employee the pro rata Salary and benefits otherwise payable to him under Section 2 through the last day of his actual employment by the Company. Termination of the Employee for Cause shall not affect any rights granted to Employee hereunder other than Employee's right to receive salary and benefits under Section 2.04 hereof.

          5.02 Termination for Death or Disability. If the Employee's employment is terminated by death or because of Disability pursuant to Section 4(c), the Company shall pay to the estate of the Employee or to the Employee, as the case may be, a lump-sum payment equal to the remaining compensation which would otherwise be payable to the Employee during the remainder of the Term.

          5.03 Cooperation. In the event of termination of this Agreement for whatever reason (other than death), for a period of one year thereafter, and upon reasonable written notice by the Company, for reasonable amounts of time, and at mutually agreed times and places, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of this Agreement or any other relationship with the Company, whether such matters are business-related, legal or otherwise. With respect to each written request by the Company for the Employee's cooperation or availability under this Section 5.03, the Company agrees to pay the Employee for each day the Employee actually renders services to the Company pursuant to such request, $100 per hour, but in no case less than $1,000, and to reimburse the Employee for the Employee's reasonable expenses (including attorney's fees) incurred in complying with the terms of this
Section 5.03.

     Section 6. Confidentiality. The Employee agrees and understands that, in the Employee's position with the Company, the Employee has been and may be from time to time exposed to and receive information relating to the trade secrets, proprietary information and confidential affairs of the Company (including, without limitation, confidential information provided to the Company by its clients, customers and third parties), including, without limitation, business and marketing plans, strategies, customer information, other information concerning the Company's services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information. The Employee agrees that during the Employment Term and for one year thereafter the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term in connection with his services under this Agreement.

     Section 7.     Covenant Not To Compete.

          7.01 Non-Competition.  During the Employment Term, the
Employee shall not directly or indirectly:

               (a)  as an individual proprietor, partner,
stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company) own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of any Competing Enterprise (as defined in Section 7.02 of this Agreement);

               (b) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company (other than his former secretary, Judy Herbst, and his son, Charles B. Robbins) to terminate their employment with, or otherwise cease their relationship with, the Company;

               (c) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Company while the Employee was employed by the Company; or

               (d) publish any statement or make any statement (under circumstances reasonably likely to become public) critical of the Company, or in any way adversely affecting or otherwise maligning the reputation of the Company or any of its Affiliates.

          7.02 Competing Enterprise.  For purposes of Section
7.01 of this Agreement, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in any business (i) described in the Company's Annual Report to Stockholders or in its Annual Report on Form 10-K for the Company's most recent fiscal year, within the United States of America or in the Republic of Vietnam and any adjacent countries, in which the Company and its Affiliates has engaged or is then engaged, (ii) under consideration by the Company and its Affiliates as of the date hereof or during the Employment Term or
(iii) otherwise related, directly or indirectly, to the healthcare field. Notwithstanding anything in this Section 7.02 to the contrary, the term "Competing Enterprise" shall not include any person, or any corporation or other entity, developing or operating assisted living facilities which are not within 100 miles of any facility of the Company or a Subsidiary on the Effective Date. The phrase "engaged in any business" includes the conduct of business in any respect, including, without limitation, sales presentations, entering into contracts, and the billing or receipt of payment, services or goods, and in regard to any person, including, without limitation, the United States federal government, and any state government, and any department or agency thereof.

          7.03 Enforceability.  If any restriction set forth in
Section 7.01 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall then be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          7.04 Essential Elements. It is understood by the parties hereto that the covenants contained in this Section 7 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. The Employee and the Company have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company. The Employee hereby agrees that all covenants contained in this
Section 7 are reasonable and valid and waives all defenses to the strict enforcement hereof by the Company.

     Section 8. Covenants of the Company Not to Disparage. Except as required by law, the Company and the Employee shall not, directly or indirectly, publish any statement or make any statement critical of each other or in any way adversely affecting or otherwise maligning the reputation of each other.

     Section 9. D&O Insurance. The Company shall maintain the Employee's coverage under the Company's then existing directors' and officers' insurance policy to the same extent that it maintains such insurance for the members of its Board of Directors and Officers.

     Section 10. Advancement of Expenses. The Company agrees to advance expenses (including attorneys' fees) incurred by the Employee in respect of any litigation or threatened litigation involving the Employee in his capacity as a former director or officer of the Company or its Affiliates (other than in any matter in which the Company is the party opposed to the Employee (other than a derivative action)). The Company's obligation hereunder shall be to the fullest extent permitted by Delaware law and the Company's Bylaws; provided, however, that no advancement of expenses hereunder shall be made until the Company has received an undertaking by the Employee to repay such amount if it shall be ultimately determined that the Employee is not entitled to be indemnified by the Company.

     Section 11.    Miscellaneous.

          11.01 Section 16(a) Filing. The Employee shall file one or more Form 4's promptly after execution of this Agreement reflecting his termination as a director and an executive officer, the sale of Common Stock in accordance with
Section 2.02 hereof, if any, and such information as a Form 5 may require for the fiscal year ending April 30, 1997.

          11.02 Specific Performance. The parties hereto agree that irreparable harm would occur in the event that Sections 3, 6 and 7 of this Agreement were not performed by the Employee in accordance with their specific terms or conditions or were otherwise breached and that money damages are an inadequate remedy for breach of Sections 3, 6 and 7 hereof because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that Sections 3, 6 and 7 hereof are not performed in accordance with their terms or conditions or are otherwise breached. Accordingly, the Employee agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of Sections 3, 6 and 7 hereof by the Employee and to enforce specifically the terms and provisions thereof in any court of the United States or in any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

          11.03 Legend Removal. The Company agrees that it will, upon the presentation to its transfer agent of any certificates representing shares of Common Stock held by the Restricted Persons or their Affiliates which contain a legend, replace the certificates representing such shares with new certificates not containing any restrictive legends. Unless a registration statement concerning such shares of Common Stock has become effective, such presentation shall be accompanied by an opinion of counsel reasonably acceptable to the Company that such shares may be offered and sold without registration under the Securities Act of 1933 and the basis therefor.

          11.04 Entire Agreement. The parties acknowledge and agree that this Agreement, together with the Registration Rights Agreement and the stock option agreements under the Company's 1986 stock option plan between the Company and the Employee, constitute the complete agreement between them and that no oral modification of this Agreement is permissible. The parties further acknowledge and agree that this Agreement and the terms contained herein supersede all previous contracts and agreements between the parties other than such Registration Rights Agreement and such stock option agreements and that all previous contracts and agreements other than such Registration Rights Agreement and such stock option agreements between the parties shall become null and void upon execution of this Agreement.

          11.05     Amendment.  This Agreement may not be
amended, modified, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

          11.06 Waiver. No provision of this Agreement shall be waived except upon the execution and delivery of a written instrument executed by the party to be charged with the waiver. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          11.07 Actions by the Company. Notwithstanding any other provision of this Agreement, any amendment, modification, alteration, supplement, assignment or waiver of this Agreement that requires the written agreement or consent of the Company, or action permitted or required by the Company pursuant to this Agreement, shall be effective only following the review and approval thereof by the Board.

          11.08 Notices. All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

               (a)  If to the Company, to:

                    PHP Healthcare Corporation
                    11440 Commerce Park Drive
                    Reston, VA  20191
                    Attention:  Jack M. Mazur

                    With a copy to:

                    PHP Healthcare Corporation
                    11440 Commerce Park Drive
                    Reston, VA  20191
                    Attention:  Ben Rosenbaum, Esq.

or to such other person or address as the Company shall furnish to the Employee in writing;

               (b)  If to the Employee, to:

                    Charles H. Robbins
                    7720 Carlton Place
                    McLean, VA  22102

                    With a copy to:

                    Tucker, Flyer & Lewis
                    1615 L Street, N.W.
                    Suite 400
                    Washington, D.C.  20036
                    Attention:  Stefan F. Tucker, Esq.

or to such other person or address as the Employee shall furnish to the Company in writing. All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

          11.09 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Employee or the Company (except by operation of law) without the prior written consent of the other party.

          11.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and this Agreement shall be deemed reformed on terms as substantially similar to the terms hereof as are enforceable.

          11.11 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          11.12 Expenses. Each party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of such party's own financial Employees, accountants and counsel.

          11.13     Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to conflict of law rules.

          11.14 Jurisdiction and Venue. Each of the parties to this Agreement hereby (i) consents to personal jurisdiction in any suit, claim, action or proceeding relating to or arising under this Agreement which is brought in any state or federal court in the Commonwealth of Virginia and (ii) waives any objection such party may have to venue in any such Virginia court or to any claim that any such Virginia court is an inconvenient forum.

          11.15 Interpretation of Agreement. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

          11.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

          11.17 Survival. Notwithstanding the expiration of the Employment Term, the covenants and other agreements made herein shall survive, unless and until such covenants and agreements are terminated in accordance with their terms as set forth herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                              PHP HEALTHCARE CORPORATION


                              By:  /s/ Anthony M. Picini
                              Name:  Anthony M. Picini
                              Title:  Executive V.P. & C.F.O.



                              /s/ Charles H. Robbins

                              CHARLES H. ROBBINS


                              /s/ Ellen E. Robbins

                              ELLEN ROBBINS
                              (as to Sections 3 and 11)